Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-178823 on Form S-3 of our report dated March 10, 2014 relating to the financial statements of United States Gasoline Fund, LP as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and the effectiveness of United States Gasoline Fund, LP’s internal control over financial reporting dated March 10, 2014, appearing in this Annual Report on Form 10-K of United States Gasoline Fund, LP for the year ended December 31, 2013.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 10, 2014